EXHIBIT 21.1
SUBSIDIARIES OF
POLYMEDICA CORPORATION

State or other Jurisdiction of
Name	Incorporation or Organization
PolyMedica Holdings, Inc.	Delaware
PolyMedica Securities, Inc.	Massachusetts
Liberty Healthcare Group, Inc.	Delaware
Liberty Lane Development Company, Inc.	Florida
IntelliCare, Inc.	Delaware

SUBSIDIARIES OF
LIBERTY HEALTHCARE GROUP, INC.

Liberty Medical Supply, Inc.	Florida
Liberty Commercial Health Services, Inc.	Delaware
Liberty Pharmacy, Inc.	Delaware
Liberty Direct Services Corporation	Delaware
Liberty Medical Supply Pharmacy, Inc.	Delaware
Liberty Healthcare Pharmacy of Nevada, LLC	Nevada
Liberty Lane Condominium
Association (1/3 ownership)	Florida

SUBSIDIARIES OF
LIBERTY LANE DEVELOPMENT COMPANY, INC.

Liberty Lane Condominium
Association (1/3 ownership)	Florida

SUBSIDIARIES OF
LIBERTY MEDICAL SUPPLY, INC.

Liberty Lane Condominium
Association (1/3 ownership)	Florida